ABS LONG/SHORT STRATEGIES FUND

DISTRIBUTION AND SERVICE PLAN

WHEREAS, the ABS Long/Short Strategies Fund is a Delaware statutory trust (the “Trust”) that is authorized by the Trust’s Amended and Restated Agreement and Declaration of Trust to offer shares of beneficial interest of its sole series of the same name (the “Fund”) in multiple classes of shares of beneficial interests;

WHEREAS, the Trust intends to seek exemptive relief from the U.S. Securities and Exchange Commission (the “SEC”) to permit the Fund to issue multiple classes of shares of beneficial interest of the Fund (the “Exemptive Relief”) and it is anticipated that the SEC will require as a condition to such Exemptive Relief that the Trust adopt a distribution plan in accordance with Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”)

WHEREAS, the Trust’s Board of Trustees (the “Board”) has authorized the Trust to issue shares of beneficial interest of the Fund in the following classes: Founders’ Shares, A Shares and Institutional Shares; provided, however, that no shares of beneficial interest of the A Shares or Institutional Shares are issued prior to the Trust’s receipt of the Exemptive Relief and the date of effectiveness of the Trust’s registration statement whereunder shares of beneficial interest of the A Shares or Institutional Shares, as applicable, are registered under the Securities Act of 1933, as amended, and the 1940 Act (the “Registration Date”);

WHEREAS, the Board desires to adopt this Distribution and Service Plan (the “Plan”) in accordance with Rule 12b-1 under the 1940 Act, initially for the Fund’s A Shares and Institutional Shares, and thereafter for such additional classes of shares of beneficial interest of the Fund as established and designated by the Board from time to time and as listed in Appendix A (together with the A Shares and Institutional Shares, each a “Class”);

WHEREAS, this Plan has been approved by a majority of the Board, including a majority of the trustees who are not interested persons of the Trust or the Fund and who have no direct or indirect financial interest in the operation of this Plan (the “12b-1 Trustees”), by votes cast in person at a meeting called for the purpose of voting on this Plan which shall take effect with respect to the A Shares and Institutional Shares upon the applicable Registration Date (which shall be subsequent to the Trust’s receipt of the Exemptive Relief) and with respect to any additional Classes as of the date listed in Appendix A (which shall also be subsequent to the issuance of the Exemptive Relief); 1

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In its consideration of this Plan, the Board considered the proposed schedule and nature of payments under this Plan. The Board concluded that the proposed payments to be made to the Trust's principal underwriter, Foreside Fund Services, LLC (the “Distributor”) and others such as broker-dealers (the latter referred to herein as “Financial Intermediaries”) for distribution expenses under this Plan is fair and not excessive. Accordingly, the Board determined that this Plan should provide for such payments and that adoption of this Plan would be prudent and in the best interests of the Trust and the Trust's shareholders. Such approval included a determination that in the exercise of their reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that this Plan will benefit the Trust and its shareholders.

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WHEREAS, this Plan shall operate as a compensation Plan, which means that the fees payable pursuant to this Plan shall be paid without regard to the amount of expenses actually incurred in providing the services contemplated hereunder.

NOW THEREFORE, This Plan provides that:

1.
Subject to the limits on payments under this Plan set forth herein, or in any annual budget approved by the Trust, the Trust shall pay to the Distributor, or to any other third party provider, a distribution fee, provided the aggregate amount of all such payments with respect to a Class does not exceed the amount calculated at the annual rate set forth in Appendix A listed under Distribution Fee (the “Distribution Fee”). The Distribution Fee for a Class may be used to pay:

A. Class expenses relating to the promotion and distribution of the Class’ shares. For this purpose, expenses authorized under this Plan include, but are not limited to, printing of prospectuses and reports used for sales purposes, expenses of preparation of sales literature and related expenses, advertisements, salaries and benefits of employees involved in sales of shares, telephone expenses, meeting and space rental expenses, underwriter's spreads, interest charges on funds used to finance activities under this Plan, and other distribution-related expenses, as well as any distribution fees paid to Financial Intermediaries who have executed an agreement with the Trust or its affiliates.

B. The Distribution Fee may be used to compensate securities dealers who have engaged in the sale of a Class’ shares pursuant to agreements with the Distributor or other Trust service provider or to pay expenses associated with other activities authorized under paragraph 1 herein.

2.
Trust shall pay to its designee, which may include the Fund’s investment adviser, a service fee, provided the aggregate amount of all such payments with respect to a Class does not exceed the amount calculated at the annual rate set forth in Appendix A listed under Service Fee (the “Service Fee”). The Service Fee for a Class may be used to pay:

Assisting in the establishment of accounts for investors in a Fund (each, a “Shareholder”) and providing ongoing account maintenance services to Shareholders; handling Shareholder inquiries and calls relating to administrative matters; assisting in the maintenance of the Fund’s records with respect to the Shareholders; assisting the Fund in providing or procuring accounting services for the Fund and Shareholder accounts; assisting in administering subscriptions and tender offers, including assistance in the transmission of cash between Shareholders and the Fund; and such other similar shareholder and administrative services as the Fund or a Shareholders may reasonably request from time to time to the extent the Servicing Agent is permitted to perform such services under applicable statutes, rules and regulations.

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3.
 The distribution and service fees payable hereunder are payable without regard to the aggregate amount that may be paid over the years, provided that, so long as the limitations set forth in Rule 2830 of the Conduct Rules (“Rule 2830”) of the Financial Industry Regulatory Authority (“FINRA”), or any successor rule, remain in effect as to the Fund and apply to recipients of payments made under this Plan, the amounts paid hereunder shall not exceed those limitations, including permissible interest. Amounts expended in support of the activities described in Paragraph 2 of this Plan may be excluded in determining whether expenditures under the Plan exceed the appropriate percentage of new gross assets specified in Rule 2830.

4.
The Distributor and any other service provider to the Trust receiving payments under this Plan shall furnish to the Board for its review on a quarterly basis, a written report of the monies paid to it under this Plan, and shall furnish the Trust’s Board with such other information as the Board may reasonably request in connection with the payments made under this Plan in order to enable the Board to make an informed determination of whether this Plan should be continued.

5.
This Plan, or any agreements entered into pursuant to this Plan, shall continue in effect for a period of more than one year only so long as such continuance is specifically approved at least annually by the Board, including the 12b-1 Trustees, cast in person at a meeting called for the purpose of voting on this Plan, or any agreements entered into pursuant to this Plan.

6.
This Plan, or any agreements entered into pursuant to this Plan, may be terminated at any time with respect to a Class, without penalty, by vote of a majority of the outstanding voting securities of the shares of such Class, or by vote of a majority of the 12b-1 Trustees, on not more than sixty (60) days' written notice. Agreements entered into pursuant to this Plan shall terminate automatically upon their assignment.

7.
This Plan and any agreements entered into pursuant to this Plan may not be amended to increase materially the amount to be spent by the Trust for distribution pursuant to paragraph 1 of this Plan without approval by a majority of the outstanding voting securities of the affected Class(es).

8.
All material amendments to this Plan, or any agreements entered into pursuant to this Plan, shall be approved by the Board, including a majority of the 12b-1 Trustees, cast in person at a meeting called for the purpose of voting on any such amendment.

9.	So long as this Plan is in effect, the Trust shall comply with the fund governance requirements set forth in Rule 12b-1(c).

Adopted: April 5, 2016

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SCHEDULE A
to the
 DISTRIBUTION AND SERVICE PLAN

Distribution Fee

Class	Distribution Fee	Effective Date
A Shares	The Trust may pay an amount calculated at the rate of up to 0.75% per annum of the average month-end net assets of the A Shares.	Registration Date (which shall be subsequent to the Issuance of the Exemptive Relief)

Service Fee

Class	Service Fee	Effective Date
A Shares	The Trust may pay an amount calculated at the rate of up to 0.25% per annum of the average month-end net assets of the A Shares.	Registration Date (which shall be subsequent to the Issuance of the Exemptive Relief)
Institutional Shares	The Trust may pay an amount calculated at the rate of up to 0.25% per annum of the average month-end net assets of the Institutional Shares.	Registration Date (which shall be subsequent to the Issuance of the Exemptive Relief)